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                                                                    EXHIBIT 99.1

                  Odetics Completes Sale of Gyyr CCTV Products


ANAHEIM, Calif.--(BUSINESS WIRE)--Sept. 13, 2001--Odetics Inc. (Nasdaq:ODETA - news; Nasdaq:ODETB - news) today announced that it has completed the sale to Silent Witness Enterprises Ltd. of substantially all of the assets and certain liabilities of its CCTV Product family.

The assets, which include inventories, capital equipment, and intellectual property related principally to its analog and digital storage products business were sold for approximately $8.8 million in cash paid at closing, plus the assumption of $1 million in liabilities. Odetics expects to record a non-operating gain of approximately $2.6 million in the quarter ended Sept. 30, 2001 related to the transaction.

As part of the transaction, Odetics will be providing at least three months of interim services in order to transition the business smoothly to the Silent Witness ownership. Joel Slutzky, chairman and CEO of Odetics stated: "Consistent with our long business history in each of the Odetics businesses, our number one priority is supporting the customer. Odetics and Silent Witness have constructed an agreement which we believe assures superior customer support throughout this transition."

Slutzky added: "This transaction is positive on a number of levels. The Gyyr customer base benefits greatly from the Silent Witness commitment to the security market. This sale also enables Odetics to retire short-term debt and beef up cash reserves to meet its working capital needs. Finally, the completion of this transaction marks the conclusion of another step in our progress to bring increased focus to fewer business development initiatives -- a step we consider critical given the current difficult capital markets."

Slutzky continued: "Odetics will continue to operate its access control business under its new name of MAXxess. We see significant opportunities for continued expansion of our MAXxess business to provide high-level security management access control systems to both the public and private sector."

Odetics is engaged in the development of communication and technology companies that may be spun-off to its shareholders. Odetics' companies develop software- and hardware-based solutions for the intelligent transportation systems, telecommunications, video security, and television broadcast markets. Odetics headquarters are located in Anaheim, with additional operations in Europe and Asia.

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About MAXxess Inc.

MAXxess is a manufacturer of high-level electronic access control systems, and is the successor business to Gyyr Inc. The company's AXxess family of products has been exceeding the needs of the electronic access control market for more than 15 years. Concurrent with the sale of the assets of Gyyr's CCTV business to Silent Witness Enterprises, Odetics changed the name of Gyyr Inc. to MAXxess Inc. to reflect its exclusive focus on Electronic Access Control. To access MAXxess' Web site, go to www.odetics.com.

About Silent Witness Enterprises Ltd.

Silent Witness Enterprises (Nasdaq:SILW - news; TSE:SWE - news) designs and manufactures a full range of video monitoring technology for the global marketplace. Founded in 1986 and with headquarters in Surrey, British Columbia, Silent Witness is a leading provider of closed circuit television (CCTV) cameras worldwide. Visit www.silentwitness.com.

IMPORTANT NOTICE

This news release contains statements that may be deemed to be forward-looking. These forward-looking statements may include statements about revenue growth, profit margins, the effect of cost reduction measures, and other statements relating to the operating results of Odetics or its subsidiaries. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors such as: short product lives, technological shifts, current technical issues that cannot be resolved on a timely basis, component availability, competition (including new and directly competitive products from others), pricing pressures, incorrect assumptions regarding market demand, the significant uncertainty of market acceptance of new products by both distributors and end-user customers, unanticipated capital requirements, retention of key personnel, general economic conditions, the inability of the company to execute its strategy including the completion of both private and public equity financings of its subsidiaries, and other factors identified in the Odetics' Annual Report on Form 10-K and Quarterly Report on Form 10-Q.


Investors are strongly encouraged to review the risk factors set forth in the Odetics most recent SEC filings.

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Contact:

  Odetics Inc., Anaheim
  Gregory Miner, Chief Operating Officer
  714/774-5000
  http://www.odetics.com

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